Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-07225, 333-39948, 333-106394, 333-118140, 333-141577, 333-161378, 333-156010, 333-174807, 333-189127, 333-196164, 333-204403, and 333-211459 on Form S-8 and Registration Statement Nos. 333-156009, 333-166776-09, and 333-211406 on Form S-3 of our reports dated February 24, 2017 relating to the consolidated financial statements of Newpark Resources, Inc. and subsidiaries, and the effectiveness of Newpark Resources, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Newpark Resources, Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 24, 2017